Exhibit 6(c)

                         AMENDMENT NO. 1 TO AMENDED AND
                     RESTATED INVESTMENT ADVISORY AGREEMENT


         This Amendment No. 1 dated as of the 20th day of September is entered into between WESTCORE TRUST (the "Trust"), a Massachusetts business trust and DENVER INVESTMENT ADVISORS LLC, a Colorado limited liability company, located in Denver, Colorado (the "Adviser").

         WHEREAS, the Trust and the Adviser have entered into an Advisory Agreement dated as of November 1, 2000 (the "Advisory Agreement"), pursuant to which the Trust appointed the Adviser to act as investment adviser to the Trust for its Cash Reserve Fund, Colorado Tax-Exempt, Growth Fund, (formerly known as the Growth and Income Fund), Plus Bond Fund (formerly known as the Westcore Intermediate Term Bond Fund), Small-Cap Opportunity Fund, MIDCO Growth Fund, Flexible Income Fund (formerly known as the Long-Term Bond Fund), Blue Chip Fund, Mid-Cap Opportunity Fund, Select Fund and International Frontier Fund, (the "Funds").

         WHEREAS, Section 1(b) of the Advisory Agreement provides that in the event the Trust establishes one or more additional investment portfolios with respect to which it desires to retain the Adviser to act as the investment adviser under the Advisory Agreement, the Company shall so notify the Adviser in writing, and if the Investment Adviser is willing to render such services it shall notify the Trust in writing.

         WHEREAS, the Trust has notified the Adviser that it has established a new portfolio, namely the Small-Cap Value Fund and that it desires to retain the Advisor to act as the investment adviser therefore, and the Adviser has notified the Trust that it is willing to serve as investment adviser for the Small-Cap Value Fund;

         NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree to follows:

         1. Appointment: The Trust hereby appoints the Adviser to act as investment adviser to the Trust for Small-Cap Value Fund for the period and on the terms set forth in the Advisor Agreement. The Adviser hereby accepts such appointment and agrees to render the services set forth in the Advisory Agreement for the compensation herein provided.

         2. Compensation: For the services provided and the expenses assumed pursuant to the Advisory Agreement with respect to the Small-Cap Value Fund, the Trust will pay the Adviser and the Adviser will accept as full compensation therefore fees, computed daily and paid monthly, based on the net assets of the Small-Cap Value Fund considered separately on a per-Fund basis, at the annual rate of 1.00% of the net assets of the Small-Cap Value Fund.


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         3. Capitalized  Terms: From and after the date hereof,  the term "Fund"
as used in the Advisory Agreement shall be deemed to include the Small-Cap Value Fund. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Advisory Agreement.

         4. Miscellaneous: Except to the extent supplemented hereby, the Advisory Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as supplemented hereby.

         IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date and year first above written.

                                    WESTCORE TRUST



                                    By:  /s/ JEFFREY D. ADAMS
                                        ----------------------------------------

                                    DENVER INVESTMENT ADVISORS LLC



                                    By: /s/ JEFFREY D. ADAMS
                                        ----------------------------------------
                                    Title:  Executive Manager